As filed with the Securities and Exchange Commission on December 15, 2006

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

McDONALD’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One McDonald’s Plaza

Oak Brook, Illinois 60523

(630) 623-3000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Gloria Santona

Corporate Executive Vice President,

General Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523

(630) 623-3000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

With Copy To:

Brian Fahrney

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-2066

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price Per Unit/ Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)	(2)

(1)             An indeterminate aggregate initial offering price or number of the debt securities is being registered as may from time to time be offered at indeterminate prices.

(2)             In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $132,020 that has already been paid with respect to $1,435,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-92212 initially filed on July 10, 2002, and were not sold thereunder. Pursuant to Rule 457(p), such unutilized fee may be applied to the filing fee payable pursuant to this registration statement.

Prospectus Supplement
(To prospectus, dated December 15, 2006)

McDonald’s Corporation
Medium-Term Notes, Series I Due from 1 Year to 60 Years from Date of Issue

The following terms will generally apply to the medium-term notes that we will sell from time to time using this prospectus supplement and the accompanying prospectus. We will include information on the specific terms for each note in a pricing supplement to this prospectus supplement.

•       Mature in 1 year to 60 years and may be subject to redemption, at our option, or repayment, at the option of the holder.

•       Denominated in U.S. dollars, unless we specify otherwise.

•       Fixed or floating interest rate.

•       May be issued as indexed notes.

•       Certificated or book-entry form.

•       Interest paid on fixed-rate notes on February 15 and August 15 of each year, unless we specify otherwise.

•       Interest paid on floating-rate notes on dates determined at the time of issuance.

•       Minimum denominations of $1,000 increased in multiples of $1,000 or other specified denominations for notes denominated in foreign currencies.

Unless otherwise indicated in the applicable pricing supplement, the notes will be offered at a public offering price of 100% and the agents’ discounts or commissions will equal between .150% and .750%, and proceeds, before expenses, to McDonald’s Corporation will equal between 99.850% and 99.250%. We do not expect that any of the notes will be listed on an exchange, and a market for any particular series of notes may not develop.

We may sell notes to agents referred to below as principal for resale at varying or fixed offering prices or through an agent as agent using its reasonable efforts on our behalf. We may also sell notes without the assistance of an agent, whether acting as principal or agent.

See “Risk Factors” beginning on page S-3 for a discussion of certain risks that should be considered in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

agents

Citigroup
ABN AMRO Incorporated
Banc of America Securities LLC
Barclays Capital
BNP PARIBAS
Goldman, Sachs & Co.
HSBC
ING Financial Markets
JPMorgan
Merrill Lynch & Co.
Morgan Stanley
RBC Capital Markets
RBS Greenwich Capital
Scotia Capital
SOCIETE GENERALE
SunTrust Robinson Humphrey
Wachovia Securities
WestLB AG

The date of this prospectus supplement is December 15, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus supplement to “the Company,” “we,” “us,” or “our” are to McDonald’s Corporation.

RISK FACTORS

This prospectus supplement does not describe all of the risks of an investment in the notes, whether arising from our business or because the notes are denominated in a currency other than the U.S. dollar or because the return on the notes is linked to one or more interest rate or currency indices or formulas. The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are U.S. residents. We disclaim any responsibility to advise any other prospective purchasers with respect to any matters that may affect the purchase, sale or holding of notes. These persons should consult their own legal and financial advisors with regard to such matters. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances.

General

We are subject to various operating and other risks as a result of the nature of our operations and the marketplace in which we operate. Many of these risks are beyond our control and pose challenges to our business, operations, revenues, net income and cash flows. These risks are described in Item 1A, Risk Factors, of our annual report on Form 10-K for the year ended December 31, 2005 and under Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended September 30, 2006.

Notes

The notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine the amount payable. You should also consider carefully, among other factors, the matters described below.

Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks

An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and that currency, the possibility of significant changes in rates of exchange between the U.S. dollar and that currency resulting from the official redenomination of that currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control and which cannot be readily foreseen, such as economic and political events and the supply of and demand for the relevant currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency at the time payment of principal, any premium or any interest on a foreign currency note is made. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, any premium or any interest denominated in a specified currency. Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars, and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country (unless otherwise replaced by the Euro) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

Redemption May Adversely Affect Your Return on the Notes

If the notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, we may be required to redeem the notes also at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed. Such redemption right of ours also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches.

Courts May Not Render Judgments for Money Damages in Any Currency Other Than U.S. Dollars

The notes will be governed by and construed in accordance with the internal laws of the State of Illinois. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Index Notes May Have Risks Not Associated with a Conventional Debt Security

An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of our creditworthiness. Such factors include the volatility of the index selected, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The historical experience of an index should not be taken as an indication of its future performance. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

Conversion of Interest Rate May Affect the Market Value of the Notes

Certain fixed/floating rate notes may bear interest at a rate that we may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. Our ability to convert the interest rate will affect the secondary market and the market value of the notes since we may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If we convert from a fixed rate to a floating rate, the spread on the fixed/floating rate notes may be less favorable than the then-prevailing spreads on comparable floating rate notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other notes. If we convert from a floating rate to a fixed rate, the fixed rate may be lower than the then-prevailing rates on our notes.

There May Not Be Any Trading Market for the Notes; Many Factors Affect the Trading and Market Value of the Notes

Upon issuance, the notes will not have an established trading market. We cannot assure you a trading market for the notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, the notes. These factors include:

•       the complexity, level, direction and volatility of the index or formula applicable to the notes,

•       the method of calculating the principal, premium and interest in respect of the notes,

•       the time remaining to the maturity of the notes,

•       the outstanding amount of the notes,

•       any redemption features of the notes,

•       the amount of other debt securities linked to the index or formula applicable to the notes,

•       the level, direction and volatility of market interest rates generally,

•       fluctuations in exchange rates between your currency and the specified currency in which a note is denominated, and

•       market perceptions of the level, direction and volatility of the index property or formula applicable to your notes or of interest rates generally.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. There is no assurance that a credit rating will remain for any given period of time or that a credit rating will not be lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances so warrant. In the event that a credit rating assigned to the notes or to us is subsequently lowered for any reason, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes, and the market value of the notes is likely to be adversely affected.

Because the Notes are Unsecured, Your Right to Receive Payments May Be Adversely Affected

The notes that we are offering will be unsecured. If we default on the notes, or after bankruptcy, liquidation or reorganization, then, to the extent that we have granted security over our assets, the assets that secure our debts will be used to satisfy the obligations under that secured debt before we could make payment on the notes. There may only be limited assets available to make payments on the notes in the event of an acceleration of the notes.

The Notes May Not Be a Suitable Investment for all Investors

You must determine the suitability of your investment in light of your own circumstances. In particular, you should (1) have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus; (2) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on the your overall investment portfolio; (3) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes; (4) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and (5) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

Notes are complex financial instruments. You should not invest in the notes unless you have the expertise (either alone or with a financial adviser) to evaluate how the notes will perform under changing conditions, the resulting effects on the value of the notes, and the impact this investment will have on your overall investment portfolio.

CAPITALIZATION

The following table sets forth the capitalization of the Company and its consolidated subsidiaries at September 30, 2006.

September 30, 2006
Outstanding
(in millions of U.S. dollars)
Short-term debt, including current portion of long-term debt	$619.2
Long-term debt, less current portion	8,569.4
Shareholders’ equity	15,526.3
Total capitalization(1)	$24,714.9

(1)          At September 30, 2006, we had 3.5 billion authorized shares of common stock, with $.01 par value, of which 1,660.6 million were issued and 1,236.7 million were outstanding. There has been no material change in our consolidated capitalization since September 30, 2006.

IMPORTANT CURRENCY INFORMATION

You are required to pay for each note in the currency specified by us. You may ask an agent to use its reasonable best efforts to arrange for the exchange of U.S. dollars into the specified currency to enable you to pay for such note. You must make this request on or before the third Business Day preceding the delivery date for such note or by a later date if allowed by the agent. Each exchange will be made on the terms and conditions established by the agent, and all costs will be paid by you.

DESCRIPTION OF NOTES

The following description of terms of the notes supplements the general description of the debt securities provided in the accompanying prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement or the accompanying prospectus. If the information in the pricing supplement differs from this prospectus supplement, the pricing supplement will control. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

We have provided a glossary at the end of this prospectus supplement to define any capitalized words we use but do not define in this prospectus supplement.

General

We will issue the notes as a single series of debt securities under the Senior Indenture between us and the Trustee. We may use this prospectus supplement to offer an indeterminate aggregate initial public offering price of notes. If payments on any notes must be made in the currency of a country that adopts the Euro, then we may redenominate all of those notes into Euros by giving holders notice of the redenomination as described under “Description of Notes—Redenomination” below.

The notes will be issued in fully registered form only, without coupons.

Each note will be issued either as a “book-entry” note, represented by a permanent global note registered in the name of The Depository Trust Company (“DTC”), or its nominee, or as a certificate issued in temporary or definitive form. Except as described below under “Book-Entry System,” book-entry notes will not be issuable in certificated form.

The authorized denominations for notes denominated in U.S. dollars will be $1,000 and any larger amount that is a multiple of $1,000. The authorized denominations of notes denominated in some other specified currency will be described in the pricing supplement.

Each note will mature on any day from 1 year to 60 years from its date of issue. However, each note may also be subject to redemption at our option or repayment at the option of the holder.

Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. See “Special Provisions Relating to Foreign Currency Notes—Payment of Principal, Premium, if any, and Interest, if any.” The currency in which a note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the “specified currency” with respect to the particular note. References to “United States dollars”, “U.S. dollars” or “$” are to the lawful currency of the United States of America.

You will be required to pay for your notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth Business Day preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See “Special Provisions Relating to Foreign Currency Notes.” The pricing supplement relating to a note will describe the following terms:

•       the specified currency;

•       whether the note is a fixed rate note and, if so, the rate per year at which it will bear interest, if any, and the dates on which interest will be payable if other than February 15 and August 15;

•       whether the note is a floating rate note and, if so, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

•       whether the note is an indexed note and, if so, the manner in which principal or interest will be determined;

•       whether the note is an amortizing note;

•       the issue price;

•       the original issue date;

•       the stated maturity date;

•       whether the note is an Original Issue Discount Note;

•       whether the note may be redeemed at our option, or repaid at the holder’s option prior to the stated maturity date as described further under “Optional Redemption, Repayment and Repurchase” below, and if so, the terms of the redemption or repayment; and

•       any other terms that do not conflict with the provisions of the Senior Indenture.

Interest rates that we offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of the notes purchased in any single transaction.

Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may, from time to time, change interest rates or formulas and other terms of notes, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Except as described in this prospectus supplement, there are no covenants specifically designed to protect you against a reduction in our creditworthiness in the event of a highly leveraged transaction or to prohibit other transactions that may adversely affect you.

Payment of Principal and Interest

We will make payments of principal, premium, if any, and interest, if any, on book-entry notes through the Trustee to DTC. See “—Book-Entry System.” If the note is a certificated security, U.S. dollar payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at Maturity to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. If you hold at least $10,000,000 (or the equivalent thereof in a specified currency other than U.S. dollars) in aggregate principal amount of notes of like tenor and term, you will be entitled to receive your U.S. dollar interest payments by wire transfer, but only if the paying agent has received your wire transfer instructions not later than 15 days before the applicable interest payment date. Simultaneously with your election to receive payments in a currency other than U.S. dollars, as discussed earlier, you must provide wire transfer payment instructions to the paying agent, and all payments made in that currency will be made by wire transfer to an account maintained by you with a bank located outside the United States. Any payment due at Maturity will be paid in immediately available funds upon surrender of your note at the corporate trust office or an agency of the paying agent located in the City of Chicago. The corporate trust office for The Bank of New York Trust Company, N.A. is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. If the note is a global security, beneficial owners will be paid in accordance with DTC’s and its participants’ procedures.

Book-entry notes may be transferred or exchanged only through DTC. See “—Book-Entry System.” Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by the Trustee for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

Unless otherwise specified in the applicable pricing supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the amount of principal due and payable will be limited to the principal amount of the note multiplied by the sum of its issue price (expressed as a percentage of the principal amount) plus the original issue discount amortized from the date the note was issued to the date of declaration, which amortization shall be calculated using the “interest method” (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

Unless otherwise specified in the applicable pricing supplement, the record date for any interest payment date for a floating rate note will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the February 1 or August 1 (whether or not a Business Day) immediately before the interest payment date or Maturity, as the case may be.

Interest payments on the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date on which interest was paid or made available for payment (or from and including the date of issue, if no interest has been paid) to but excluding the related interest payment date or Maturity, as the case may be.

For information on payment of principal and interest of foreign currency notes, see “—Special Provisions Relating to Foreign Currency Notes.”

Fixed Rate Notes

Each fixed rate note will bear interest from the date it is originally issued, or from the last interest payment date to which interest has been paid or duly provided for, to but excluding the next interest payment date, at the rate per year stated on its face until the principal amount is paid or made available for payment. Unless otherwise set forth in the applicable pricing supplement, we will pay interest on each fixed rate note semiannually in arrears on each February 15 and August 15 and at Maturity. Each payment of interest on an interest payment date will include interest accrued to but excluding such interest payment date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed using a 360-day year of twelve 30-day months.

If any payment date for a fixed rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

Floating Rate Notes

Each floating rate note will have an interest rate formula set forth, or otherwise described, in the applicable pricing supplement. The formula may be based on:

•       the CD Rate;

•       the CMT Rate;

•       the Commercial Paper Rate;

•       the Federal Funds Rate;

•       LIBOR;

•       the Prime Rate;

•       the Treasury Rate; or

•       another Base Rate or formula described in the pricing supplement.

The pricing supplement will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any floating rate note may have a maximum or minimum interest rate limitation.

We have appointed a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the paying agent will be the calculation agent for each note. Upon request, the calculation agent will provide the current interest rate and, if different, the interest rate that will become effective on the next Interest Reset Date.

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (this period is the “Interest Reset Period”, and the first day of each Interest Reset Period is an “Interest Reset Date”), as specified in the pricing supplement. Unless otherwise specified in the pricing supplement, the Interest Reset Dates will be:

•       for floating rate notes that reset daily, each Business Day;

•       for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

•       for Treasury Rate notes that reset weekly, Tuesday of each week (except as provided below under “Treasury Rate Notes”);

•       for floating rate notes that reset monthly, the third Wednesday of each month;

•       for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•       for floating rate notes that reset semiannually, the third Wednesday of each of the two months of each year specified in the pricing supplement; and

•       for floating rate notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Unless otherwise specified on the applicable pricing supplement, floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or Maturity, as the case may be.

Unless otherwise specified on the applicable pricing supplement, accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we state otherwise in the applicable pricing supplement, the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate.

The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

•       for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable pricing supplement;

•       for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year;

•       for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

•       for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

Each of the above dates is an “Interest Payment Date.” We will also pay interest on all notes at Maturity.

If an Interest Payment Date (other than at Maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

If the Maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

References below to information services include any successor information services.

CD Rate Notes

Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier. CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

“CD Rate” means:

(1)   the rate on the particular Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “CDs (secondary market)”, or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for negotiable U.S. dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”, or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable U.S. certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

(4)   if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

Commercial Paper Rate Notes

Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

“Commercial Paper Rate” means:

(1)   the Money Market Yield on the particular Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper—Nonfinancial”, or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Money Market Yield of the rate on the particular Interest Determination Date for commercial paper of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial”, or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date shall be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for commercial paper of the particular Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is “AA”, or the equivalent, from a nationally recognized statistical rating organization, or

(4)   if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

Federal Funds Rate Notes

Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

“Federal Funds Rate” means:

(1)   the rate on the particular Interest Determination Date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 120”), or

(2)   if the rate referred to in clause (1) does not so appear on Moneyline Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date shall be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the agents or their affiliates), selected by the calculation agent prior to 9:00 A.M., New York City time, on that Interest Determination Date, or

(4)   if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular Interest Determination Date, or, if none, the initial interest rate.

LIBOR Notes

Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier. If LIBOR is indexed to the offered rates for deposits in a currency other than U.S. dollars, the method for determining such rate will be specified in the pricing supplement. If LIBOR is indexed to the offered rate for U.S. dollar deposits, “LIBOR” shall be determined by the calculation agent as described below.

“LIBOR” means:

(1)   if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement designated on the Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(2)   if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates or the offered rate, if the Designated LIBOR Page by its terms provides only for a single rate, calculated by the calculation agent, for deposits in the LIBOR Currency having the Index Maturity designated in the pricing supplement, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(3)   if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the Designated LIBOR Page as specified in clause (1) or (2), as applicable, the arithmetic mean calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include the agents or their respective affiliates), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(4)   if fewer than two offered quotations referred to in clause (3) are provided as requested, the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular Interest Determination Date by three major banks (which may include the agents or their affiliates), in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(5)   if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular Interest Determination Date.

Treasury Rate Notes

Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

“Treasury Rate” means:

(1)   the rate from the auction (the “Auction”) held on the Treasury Rate Determination Date of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement, under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 57”), or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the U.S. Department of the Treasury, or

(4)   if the rate referred to in clause (3) is not so announced by the U.S. Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the Treasury Rate

Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

(5)   if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Treasury Rate Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6)   if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Treasury Rate Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Determination Date, of three leading primary U.S. government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(7)   if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the Treasury Rate Determination Date, or if none, the initial interest rate.

Prime Rate Notes

Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

“Prime Rate” means:

(1)   the rate on the particular Interest Determination Date as published in H.15(519) under the caption “Bank Prime Loan”, or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”, or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on the particular Interest Determination Date, or

(4)   if fewer than four rates referred to in clause (3) are so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the calculation agent on the particular Interest Determination Date as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the particular Interest Determination Date by three major banks (which may include the agents or their affiliates) in The City of New York selected by the calculation agent, or

(5)   if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

CMT Rate Notes

Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

“CMT Rate” means:

(1)   if CMT Moneyline Telerate Page 7051 is specified in the applicable pricing supplement:

(a)    the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury Constant Maturities”, as the yield is displayed on Moneyline Telerate (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7051”), for the particular Interest Determination Date, or

(b)   if the rate referred to in clause (a) does not so appear on Moneyline Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

(c)    if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d)   if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Calculation Date of three leading primary U.S. government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a “Reference Dealer”), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)    if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f)    if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)    if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)   if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

(2)   if CMT Moneyline Telerate Page 7052 is specified in the applicable pricing supplement:

(a)    the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities”, as the yield is displayed on Moneyline Telerate (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

(b)   if the rate referred to in clause (a) does not so appear on Moneyline Telerate Page 7052 by 3:00 P.M., New York City time, on the related Calculation Date, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at “constant maturity” having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

(c)    if the rate referred to in clause (b) does not so appear in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at “constant maturity” having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

(d)   if the rate referred to in clause (c) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)    if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f)    if fewer than three prices referred to in clause (d) are provided as requested, the rate calculated by the calculation agent shall be a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury Securities with an original maturity of the number of years that is the next highest to the Index Maturity specified in the applicable pricing supplement and a remaining term to maturity closest to that Index Maturity and in an amount of at least $10 million, or

(g)    if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate calculated by the calculation agent based on the arithmetic mean of the offer prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

(h)   if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date or, if none, the initial interest rate.

If two U.S. Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the U.S. Treasury security with the shorter original remaining term to maturity will be used.

European Monetary Union

Unless we state otherwise in a pricing supplement, to the extent legally permissible, neither the occurrence or non-occurrence of an EMU Event, nor the entry into force of any law, regulation, directive or order that requires us to redenominate on terms different from those we describe below, will alter any term of, or discharge or excuse performance under, the Senior Indenture or the notes, nor would it permit the Trustee, the holders of the notes or us the right unilaterally to alter or terminate the Senior Indenture or the notes or give rise to any event of default or otherwise be the basis for any rescission or renegotiation of the Senior Indenture or the notes. To the extent legally permissible, the occurrence or non-occurrence of an EMU Event will be considered to occur automatically pursuant to the terms of the notes.

An “EMU Event” means any event associated with the European Monetary Union in the European Community, including:

•       the fixing of exchange rates between the currency of a Participating Member State and the Euro or between the currencies of Participating Member States;

•       the introduction of the Euro as the lawful currency in a Participating Member State;

•       the withdrawal from legal tender of any currency that, before the introduction of the Euro, was the lawful currency in any of the Participating Member States;

•       the disappearance or replacement of a relevant rate option or other price source for the currency of any Participating Member State or the failure of the agreed price or rate sponsor or screen provider to publish or display the required information; or

•       any combination of the above.

Redenomination

If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State, then we may, solely at our option and without the consent of holders or the need to amend the Senior Indenture or the notes, redenominate all of those notes into Euros (whether or not any other similar debt securities are so redenominated) on any interest payment date and after the date on which that country became a Participating Member State. We will give holders at least 30 days’ notice of the redenomination, including a description of the way we will implement it.

If we elect to redenominate a tranche of notes, the election to redenominate will have effect, as follows:

•       each denomination will be deemed to be denominated in such amount of Euros as is equivalent to its denomination or the amount of interest so specified in the relevant foreign currency at the fixed conversion rate adopted by the Council of the European Union for the relevant foreign currency, rounded down to the nearest Euro 0.01;

•       after the redenomination date, all payments in respect of those notes, other than payments of interest in respect of periods commencing before the redenomination date, will be made solely in Euros as though references in those notes to the relevant foreign currency were to Euros. Payments will be made in Euros by credit or transfer to a Euro account (or any other account to which Euros may be credited or transferred) specified by the payee, or at the option of the payee, by a Euro cheque;

•       if those notes are notes which bear interest at a fixed rate and interest for any period ending on or after the redenomination date is required to be calculated for a period of less than one year, it will be calculated on the basis of the applicable fraction specified in the applicable pricing supplement;

•       if those notes are notes which bear interest at a floating rate, the applicable pricing supplement will specify any relevant changes to the provisions relating to interest; and

•       such other changes shall be made to the terms of those notes as we may decide, after consultation with the Trustee, and as may be specified in the notice, to conform them to conventions then applicable to debt securities denominated in Euros or to enable those notes to be consolidated with other notes, whether or not originally denominated in the relevant foreign currency or Euros. Any such other changes will not take effect until after they have been notified to the holders.

Indexed Notes

We may offer indexed notes under which principal or interest is determined by reference to an index related to:

•       the rate of exchange between the specified currency for such note and another designated currency;

•       the difference in the price of a specified commodity on specified dates;

•       the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

•       any other objective price or economic measures described in the pricing supplement.

We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

Amortizing Notes

We may offer amortizing notes. Unless otherwise specified in the pricing supplement, interest on an amortizing note will be computed using a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the unpaid principal amount. Further information about amortizing notes will be specified in the pricing supplement.

Book-Entry System

Upon issuance, all notes having the same original issue date and otherwise identical terms will be represented by one or more global notes. Each global note representing book-entry notes will be deposited with DTC. This means that we will not issue certificates to each holder. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

We will wire principal and interest payments to DTC or its nominee. We and the Trustee will treat DTC or its nominee as the owner of a global note for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to owners of beneficial interests in a global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest and corresponding detail information from us or the Trustee, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in a global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in “street name.” However, payments by participants to beneficial owners will be the responsibility of the participants and not our responsibility or that of DTC or the Trustee.

Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•       DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•       we determine not to require all of the notes of a series to be represented by global notes and notify the Trustee of our decision; or

•       there shall have occurred and be continuing an event of default with respect to the applicable notes of any series.

Information Relating to DTC

The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC from time to time. Neither we nor the agents take any responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

•       DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•       DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•       Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•       DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.

•       Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

•       The rules applicable to DTC and its participants are on file with the SEC.

DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global note will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global note will be issued with respect to each $500,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of such issue.

Purchases of book-entry notes under DTC’s system must be made by or through Direct Participants, which will receive a credit for such book-entry notes on DTC’s records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a global note (“Beneficial Owner”) is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a global note representing book-entry notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a global note representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry notes is discontinued.

To facilitate subsequent transfers, all global notes representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the global notes representing the book-entry notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such book-entry notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of global notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, Beneficial Owners of global notes may wish to ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners; in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global notes are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global notes representing the book-entry notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the book-entry notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and/or interest, if any, payments on the global notes representing the book-entry notes will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee for such notes on the payable date in accordance with the respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, on any of the global notes representing book-entry notes to DTC is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner will give notice of any option to elect to have its book-entry notes repaid by us, through its Participant, to the Trustee, and will effect delivery of the applicable book-entry notes by causing the Direct Participant to transfer the Participant’s interest in the global note or notes representing such book-entry notes, on DTC’s records, to the Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note or notes representing such book-entry notes are transferred by Direct Participants on DTC’s records.

DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy thereof.

Clearstream Luxembourg and Euroclear Systems

Investors may elect to hold interests in book-entry notes through either DTC (in the United States) or Clearstream Banking, societe anonyme (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V. or its successor, as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants of those systems, or indirectly, through organizations that are participants in such systems. Interests held through Clearstream Luxembourg and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ securities accounts.

Clearstream Luxembourg has advised us that it was incorporated as a limited liability company under the laws of Luxembourg. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream Luxembourg in many currencies, including United States dollars. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg also deals with domestic securities markets in over 30 countries through established depositary and custodial relationships. Clearstream Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Luxembourg Participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the agents or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the agents or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary of Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by, or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See “Risk Factors—Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks.”

Payment of Principal, Premium, if any, and Interest, if any

Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. Any amounts so payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement (the “exchange rate agent”) into United States dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects, in the manner described below, to receive these amounts in the specified currency.

Any United States dollar amount to be received by a registered holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for United States dollars for settlement on that payment date in the aggregate amount of the specified currency payable to all registered holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the registered holders of foreign currency notes by deductions from any payments. If three bid quotations are not available, payments will be made in the specified currency.

Registered holders of foreign currency notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request to the Trustee at its corporate trust office in The City of New York on or prior to the applicable record date or at least fifteen calendar days prior to the maturity, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. This election will remain in effect until revoked by written notice delivered to the Trustee on or prior to a record date or at least fifteen calendar days prior to the maturity, as the case may be. Registered holders of foreign currency notes to be held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a Beneficial Owner of a global security which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the Participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the maturity, as the case may be, of its election. The applicable Participant must notify the depositary of its election on or prior to the third Business Day after the applicable record date or at least twelve calendar days prior to the maturity, as the case may be, and the depositary will notify the Trustee of that election on or prior to the fifth Business Day after the applicable record date or at least ten calendar days prior to the maturity, as the case may be. If complete instructions are received by the Participant from the applicable Beneficial Owner and forwarded by the Participant to the depositary, and by the depositary to the Trustee, on or prior to such dates, then the applicable Beneficial Owner will receive payments in the specified currency.

We will make payments of the principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in United States dollars in the manner specified herein with respect to notes denominated in United States dollars. See “Description of Notes—General.” We will make payments of interest, if any, on foreign currency notes which are to be made in the specified currency on an Interest Payment Date other than the maturity by check mailed to the address of the registered holders of their foreign currency notes as they appear in the security register, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under “Description of Notes—General.” We will make payments of principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in the specified currency on the maturity by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the maturity by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular foreign currency note is presented and surrendered at the office or agency maintained by the Trustee for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Availability of Specified Currency

If the specified currency for foreign currency notes is not available for any required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the registered holders of these foreign currency notes by making payments in United States dollars on the basis of the Market Exchange Rate, computed by the exchange rate agent, on the second Business Day prior to the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

The “Market Exchange Rate” for a specified currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

All determinations made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the foreign currency notes.

Judgments

Under current Illinois law, a state court in the State of Illinois may, at the request of the claimant, render a judgment in respect of a foreign currency note in the specified currency. Any such judgment made in the specified currency would be payable in that currency or, at the option of the payor, in the amount of United States dollars which would purchase that currency as of the banking day next preceding the date on which the money is paid to the claimant. Accordingly, registered holders of foreign currency notes may be subject to exchange rate fluctuations between the date of the calculation of the amount due under a foreign currency judgment (if paid in United States dollars) and the date of payment. A non-Illinois state court may not follow the same rules and procedures with respect to payments and conversions of foreign currency judgments.

We will indemnify the registered holder of any note against any loss incurred by that holder as a result of any judgment or order being given or made for any amount due under the particular note and that amount due being paid by us (whether due to the requirements of a judgment or order or otherwise) in a currency (the “Judgment Currency”) other than the specified currency, and as a result of any variation between:

•       the rate of exchange at which the specified currency amount is converted into the Judgment Currency for the purpose of calculation of the payment of the amount due; and

•       the rate of exchange at which the registered holder, on the date of payment of that judgment or order, is able to purchase the specified currency with the amount of the Judgment Currency actually received.

Other Provisions; Addenda

We may modify any provisions of a note by using the section marked “Other Provisions” on the face of the note or by providing an addendum to the note, and, in each case, as specified in the applicable pricing supplement.

Optional Redemption, Repayment and Repurchase

The pricing supplement for a note will indicate whether we will have the option to redeem the note before the stated maturity and the price and date or dates on which redemption may occur. If we are allowed to redeem a note, we may exercise the option by causing the Trustee or the paying agent to mail notice of redemption to the holders at least 30 but not more than 60 days before the redemption date. If a note is only redeemed in part, we will issue a new note or notes for the unredeemed portion.

The pricing supplement relating to a note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

For a note to be repaid, the paying agent must receive, at least 30 but not more than 45 days prior to an optional repayment date, such note with the form entitled “Option to Elect Repayment” on the reverse of the note completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States describing the particulars of the repayment including a guarantee that the note and the form entitled “Option to Elect Repayment” will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a note for repayment, that act will be irrevocable. You may exercise the repayment option for less than the entire principal of the note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your note will be cancelled, and we will issue a new note or notes for the remaining amount.

DTC or its nominee will be the holder of each global note and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a global note and you want to exercise your right of repayment, you must instruct your broker or Indirect Participant through which you hold your interest to notify DTC. You should consult your broker or such Indirect Participant to discuss the appropriate cut-off times and any other requirements for giving this instruction.

Regardless of anything in this prospectus supplement to the contrary, if a note is an Original Issue Discount Note (other than an indexed note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (1) the issue price plus (2) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

We may at any time purchase notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any notes that we purchase.

UNITED STATES TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a note that is a U.S. holder. For the purposes of this discussion, a U.S. holder is an individual who is a citizen or resident of the United States, a United States domestic corporation, or any other person that is subject to United States federal income tax on a net income basis in respect of its investment in a note. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary deals only with U.S. holders that hold notes as capital assets. It does not address specific tax considerations applicable to investors that may be subject to special tax rules, such as pass-through entities (e.g. partnerships) or persons who hold the notes through pass-through entities, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities or commodities that elect mark to market treatment, persons that will hold notes as a hedge against currency or other risks or as a position in a “straddle” or conversion transaction, tax exempt organizations, holders who are not U.S. holders, or persons that have a “functional currency” other than the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in the applicable pricing supplement.

You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments of or accruals of “qualified stated interest” (as defined below) on a note will be taxable to a U.S. holder as ordinary interest income at the time that the holder accrues or receives such amounts (in accordance with the holder’s method of tax accounting). If a U.S. holder using the cash method of tax accounting receives payments of interest pursuant to the terms of a note in a currency or currency unit other than U.S. dollars (a “foreign currency”), the amount of interest income to be included in income by the holder will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment is converted into U.S. dollars. In the case of a U.S. holder who uses the accrual method of accounting or who is otherwise required to accrue interest prior to receipt, the amount of interest income will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, an accrual basis U.S. holder may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date the holder receives the interest payment if that date is within five business days of the end of the accrual period. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. A U.S. holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes

A U.S. holder’s tax basis in a note generally will equal the cost of the note to that holder, increased by any amounts includible in income by the holder as original issue discount and market discount, and reduced by any amortized premium (each as described below) and any payments other than qualified stated interest made on the note. The cost to a U.S. holder of a note denominated in a foreign currency will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. In the case of a foreign currency note that is traded on an established securities market, a cash-basis U.S. holder (or, if it so elects, an accrual-basis U.S. holder) will determine the U.S. dollar value of the cost of the note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to the holder’s tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in taxable gain or loss for a U.S. holder.

Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the transaction (less any accrued qualified stated interest, which will be taxable as such) and the U.S. holder’s tax basis in the note. If a U.S. holder receives foreign currency in respect of the sale, exchange or retirement of a foreign currency note, the amount realized generally will be the dollar value of the foreign currency the holder receives calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. In the case of a foreign currency note that is traded on an established securities market, a cash-basis U.S. holder (or, if it so elects, an accrual-basis U.S. holder) will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The election available to accrual-basis U.S. holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. The Internal Revenue Code of 1986, provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% (20% for tax years beginning after December 31,

2010) for notes held more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Notwithstanding the foregoing, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that the holder receives on the note.

Original Issue Discount

U.S. holders of Original Issue Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. U.S. holders of these notes should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

In general, each U.S. holder of an Original Issue Discount Note with a maturity greater than one year, whether the U.S. holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that note for all days during the taxable year that the holder owns the note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. In the case of an initial holder, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by (i) multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the note and the denominator of which is the number of accrual periods in a year and (ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of an Original Issue Discount Note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

In the case of an Original Issue Discount Note that is a floating rate note qualifying as a variable rate debt instrument as defined in the Treasury Regulations, both the “annual yield to maturity” and the “qualified stated interest” will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Accordingly, the stated interest that is payable at least annually on a floating rate note generally will be treated as “qualified stated interest” and such a note will not be an Original Issue Discount Note solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a “variable rate debt instrument,” the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. (Additional rules may apply if interest on a floating rate note is based on more than one interest index. We will provide detailed guidance of the tax considerations relevant to U.S. holders of any such notes in the pricing supplement.)

The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts so includible in gross income by a U.S. holder in respect of an Original Issue Discount Note denominated in U.S. dollars are generally lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

A U.S. holder generally may make an irrevocable election to include in its income its entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount paid by the holder for the note) under the constant yield method described above. For notes purchased at a premium or bearing market discount in the hands of the U.S. holder, the holder making this election will also be deemed to have made the election (discussed below in “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Note that is also a foreign currency note, a U.S. holder should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so received at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, the holder may translate the foreign currency amount so derived at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that the U.S. holder has made the election described under “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, a U.S. holder of an Original Issue Discount Note that is also a foreign currency note may recognize a different amount of original issue discount income in each accrual period than would the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note), a U.S. holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

A subsequent U.S. holder of an Original Issue Discount Note that purchases the note at a cost less than its “remaining redemption amount”, or an initial United States holder that purchases an Original Issue Discount Note at a price other than the note’s issue price, also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if the subsequent holder acquires the Original Issue Discount Note at a price greater than its adjusted issue price, the holder may reduce its periodic inclusions of original issue discount income to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Note is the total of all future payments to be made on the note other than qualified stated interest.

Certain of the Original Issue Discount Notes may be redeemed prior to maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about them since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

Short-Term Notes

The rules described above will also generally apply to Original Issue Discount Notes with maturities of one year or less (“short-term notes”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, a cash-basis U.S. holder of a short-term note that does not identify the short-term note as part of a hedging transaction will generally not be required to accrue original issue discount currently, but will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period the holder held it. A U.S. holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the Maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, a cash-basis U.S. holder of a short-term note may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, any U.S. holder of a short-term note (whether a cash- or accrual-basis holder) can elect to accrue the “acquisition discount”, if any, with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If a U.S. holder elects to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term notes.

As described above, certain of the notes may be subject to special redemption features. These features may affect the determination of whether a note has a maturity of one year or less and thus is a short-term note. If you purchase notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

A U.S. holder that purchases a note at a cost greater than the note’s remaining redemption amount will be considered to have purchased the note at a premium, and may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. This election, once made, generally applies to all debt instruments held or subsequently acquired by the holder during or after the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. A U.S. holder that elects to amortize the premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, the holder should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate used by the U.S. holder for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date when the holder acquired the note. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in the holder’s tax basis when the note matures or is disposed of. Therefore, a U.S. holder that does not elect to amortize premium and that holds the note to Maturity must generally treat the premium as capital loss when the note matures.

If a U.S. holder purchases a note at a price that is lower than the note’s remaining redemption amount, or in the case of an Original Issue Discount Note, the note’s adjusted issue price, by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in the hands of the holder. In this case, gain realized by the holder on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note while held by the holder. In addition, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at the election of the holder, under a constant yield method. A U.S. holder must accrue market discount on a foreign currency note in the specified currency. The amount includible in income by a U.S. holder in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that the note is disposed of.

A U.S. holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. The election, once made, applies to all market discount debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Notes and Other Notes Providing for Contingent Payment

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the pricing supplement.

Information Reporting and Backup Withholding

The paying agent will be required to file information returns with the Internal Revenue Service with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to a backup withholding tax (currently at a rate of 28%) in respect of these payments if they do not provide their taxpayer identification numbers to the paying agent.

PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis for sale to or through the agents. The agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an agent, ranging from .150% to .750% of the principal amount of each note, depending upon its stated maturity, sold through that agent as our agent. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as our agent at the time of the related sale. The following table summarizes the commissions or discounts payable in connection with offering of the notes:

		Agents’ Commissions and
	Price to Public	Discounts	Proceeds to the Company
Per Note	100%	.150% to .750%	99.850% to 99.250%

Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity. We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through an agent). Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

Agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. The agents may, from time to time, make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice.

The agents may, from time to time, purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or be maintained or that there will be liquidity in the secondary market if one develops.

In connection with an offering of notes purchased by one or more agents as principal on a fixed public offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

WestLB AG, is not a registered broker-dealer in the United States. Notes offered in this prospectus supplement and underwritten by WestLB AG, will be sold only outside the United States in transactions not requiring it to register as a broker-dealer under United States laws. WestLB AG’s identification as an agent in this prospectus supplement should not be deemed to be an offer by it to sell notes in the United States or a solicitation of an offer by persons in the United States to buy notes from it.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan. We and the agents will not offer or sell any note directly or indirectly in Japan or to residents of Japan or for the benefit of any Japanese person (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale directly or indirectly in Japan or to any Japanese person except in circumstances that result in compliance with any applicable laws, regulations and ministerial guidelines of Japan taken as a whole.

In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates, for which they were, and may be, paid customary fees and expenses.

GLOSSARY

The following is a glossary of terms used in this prospectus supplement.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N	× 100
360 - (D × M)

where “D” refers to the applicable annual rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

“Business Day” means any day, other than Saturday or Sunday, that is:

•       neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York, the City of Chicago or, if the specified currency for a note is other than U.S. dollars or Euros, the Principal Financial Center of the country issuing such currency;

•       if the specified currency for the note is Euro, a day on which the TARGET System is operating or in any other place or any other days as may be specified in the pricing supplement; and

•       if the note is a LIBOR note, a London Business Day.

“Calculation Date” means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be one of the following:

•       “Prime Rate”—the earlier of

—        the tenth calendar day after the related Prime Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or

—        the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

•       “CD Rate”—the earlier of

—        the tenth calendar day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or

—        the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

•       “CMT Rate”—the earlier of

—        the tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or

—        the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

•       “Commercial Paper Rate”—the earlier of

—        the tenth calendar day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or

—        the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

•       “LIBOR”—the LIBOR Interest Determination Date.

•       “Treasury Rate”—the earlier of

—        the tenth calendar day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or

—        the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

•       “Federal Funds Rate”—the earlier of

—        the tenth calendar day after the related Federal Funds Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or

—        the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

“CMT Moneyline Telerate Page” means the display on the Moneyline Telerate Service on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable pricing supplement, the CMT Moneyline Telerate Page shall be 7052, for the most recent week.

“Composite Quotations” means the daily statistical release entitled “Composite 3:30 P.M. Quotations for U.S. Government Securities” published by the Federal Reserve Bank of New York.

“Designated LIBOR Page” means either

•       if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

•       if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified as the method for calculating LIBOR, the display on the Moneyline Telerate Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

“Fixed Conversion Rate” with respect to any specified currency means the irrevocably fixed conversion rate between the Euro and such specified currency adopted by the Council of the European Union according to Article 109 1(4) first sentence of the Treaty of Rome.

“H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Index Maturity” for any note is the period of maturity of the instrument, obligation or index from which the base rate is calculated.

“Interest Determination Date” means the date as of which the interest rate for a floating rate note is to be determined, to be effective as of the following Interest Reset Date and calculated no later than the related Calculation Date (except in the case of LIBOR, which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated, or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

“London Business Day” means a day on which banking institutions are open for business (including dealings in LIBOR Currency) in London.

“Maastricht Treaty” means the treaty on European Union which was signed in Maastricht on February 1, 1992 and came into force on November 1, 1993.

“Maturity” means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the Senior Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

“Money Market Yield” shall be a yield calculated in accordance with the following formula and expressed as a percentage:

Money Market Yield =	D × 360	× 100
360 - (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which accrued interest is being calculated.

“Original Issue Discount Note” means

•       any note where the difference between (x) the first price at which a substantial amount of the notes that are part of the same issue is sold for money (other than to an underwriter, placement agent or wholesaler) and (y) the stated redemption price at the maturity of the note is at least 0.25% of that stated redemption price multiplied by the number of full years from the issue date to the stated maturity; and

•       any other note we designate as issued with original issue discount for U.S. federal income tax purposes. The stated redemption price at Maturity of an Original Issue Discount Note is the total of all payments to be made under the Original Issue Discount Note, other than payments of qualified stated interest.

“Participating Member State” means a member state of the European Union that adopts the Euro in accordance with the Treaty of Rome.

“Principal Financial Center” will be the capital city of the country of the specified currency or LIBOR Currency, as the case may be, except that with respect to Australian dollars, Canadian dollars, U.S. dollars, Swiss francs and Euro, the Principal Financial Center shall be Sydney, Toronto, The City of New York, Zurich and (solely in the case of the LIBOR Currency) London, respectively.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

“Senior Indenture” means the Indenture for Senior Debt Securities dated October 19, 1996 between McDonald’s Corporation and the Trustee, as supplemented.

“Spread” means the number of basis points (one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable pricing supplement as being applicable to the interest rate of a floating rate note.

“Spread Multiplier” means the percentage that may be specified in the applicable pricing supplement as being applicable to the interest rate of a floating rate note.

“Treasury Rate Determination Date” for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury Bills would normally be auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

“Treaty of Rome” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty, establishing the European Community, as amended from time to time.

“Trustee” means U.S. Bank National Association (formerly, First Union National Bank) or its successor.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the agents by Sidley Austin LLP, Chicago, Illinois.

PROSPECTUS

McDONALD’S CORPORATION

Debt Securities

We may use this prospectus to issue from time to time one or more series of debt securities which may be either senior debt securities or subordinated debt securities. Debt securities of each series will be offered on terms to be determined at the time of sale. We may sell debt securities for U.S. dollars or a foreign currency, and payments on debt securities may be made in U.S. dollars or a foreign currency. Debt securities may be issuable as individual securities in registered form without coupons, or as one or more global securities in registered form. We will provide the specific terms of an offering of debt securities, including the designation as senior debt securities or subordinated debt securities, in an accompanying prospectus supplement or pricing supplement.

The debt securities will be unsecured. Unless otherwise specified in a prospectus supplement, the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated to all of our senior indebtedness.

We may offer debt securities in any of the following ways:

•       directly;

•       through agents;

•       through dealers; or

•       through one or more underwriters or a syndicate of underwriters in an underwritten offering.

We will describe how a particular offering of debt securities will be made in the prospectus supplement or pricing supplement for the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in a supplement to this prospectus specific information about the terms of that offering. The applicable prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement, together with the additional information referred to under the caption “Where You Can Find More Information,” before investing in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus supplement to “the Company,” “we,” “us,” or “our” are to McDonald’s Corporation.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements.

The factors that could cause actual results to differ materially from the results described in the forward-looking statements include any risk factors discussed in this prospectus and any accompanying prospectus supplement; the factors discussed in Item 1A, Risk Factors and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus; and other factors discussed in filings we make with the SEC under the Securities Exchange Act of 1934, as amended. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

McDONALD’S CORPORATION

We and our subsidiaries develop, operate, franchise and service a system of restaurants that prepare, package and sell a varied, yet limited value-priced menu in more than 100 countries around the world. These restaurants are operated by us and our subsidiaries or, under the terms of franchise agreements, by independent entrepreneurs, or by affiliates and developmental licensees operating under license agreements.

We primarily operate in the quick-service hamburger restaurant business under the “McDonald’s” brand. We also operate Boston Market and have a minority ownership interest in U.K.-based Pret A Manger. We also had an interest in Chipotle Mexican Grill, or Chipotle, which we sold in 2006. Our restaurant business comprises virtually all of our consolidated operating results.

Our restaurants offer a substantially uniform menu, consisting of hamburgers and cheeseburgers, Big Mac, Quarter Pounder with Cheese, Big N’ Tasty,  Filet-O-Fish, several chicken sandwiches, Chicken McNuggets, Chicken Selects, french fries, premium salads, milk shakes, McFlurry desserts, sundaes, soft-serve cones, pies, cookies and soft drinks and other beverages. In addition, we test new products on an ongoing basis, and certain restaurants sell a variety of products during limited promotional time periods. Our restaurants in the United States and certain international markets are open during breakfast hours and offer a full- or limited-breakfast menu. Breakfast offerings may include Egg McMuffin, Sausage McMuffin with Egg, McGriddles, biscuit and bagel sandwiches, hotcakes and muffins. Boston Market is a home-meal replacement concept serving chicken, meatloaf, sirloin, sandwiches, soups and salads. Pret A Manger is a quick-service food concept that mainly serves prepared and packaged cold sandwiches, soups, salads, coffees and teas during breakfast and lunch.

We and our subsidiaries, franchisees, licensees and affiliates purchase food, packaging, equipment and other goods from numerous independent suppliers that have been approved by us. We have established and strictly enforce high quality standards. We have quality assurance labs around the world to ensure that our high standards are consistently met. The quality assurance process not only involves ongoing product reviews, but also on-site inspections of suppliers’ facilities. Further, a Quality Assurance Board, composed of our technical, safety and supply chain specialists, provides strategic global leadership for all aspects of food quality and safety. In addition, we work closely with suppliers to encourage innovation, assure best practices and drive continuous improvement.

Our global brand is well known. Marketing, promotional and public relations activities are designed to promote our brand image and differentiate us from competitors. Marketing and promotional efforts focus on value, food taste, menu choice and the customer experience.

Our restaurants are located in all fifty states of the United States and the District of Columbia, and in many foreign locations, principally Japan, Canada, Germany, the United Kingdom, France, China and Australia. At September 30, 2006, 30,893 McDonald’s quick-service hamburger restaurants existed worldwide, of which 13,728 were located in the United States and 17,165 in 117 other countries. Additionally, 624 restaurants existed that operate under the Boston Market restaurant concept and 548 restaurants existed that operated under the Chipotle restaurant concept, all of which are located in the United States.

We are a Delaware corporation, organized on March 1, 1965 as the successor to an Illinois corporation formed in 1956. Our principal executive offices are at One McDonald’s Plaza, Oak Brook, Illinois 60523, United States. Our telephone number is +1.630.623.3000, and our registered office in Delaware is at 1013 Centre Road, Wilmington, Delaware 19805, United States.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	12 Months Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Earnings to Fixed Charges (a)	4.11	3.44	4.32	5.69	6.18	6.32	6.84

(a)           The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, fixed charges related to redeemable preferred stock, and a portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement or pricing supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include refinancing of debt, capital expenditures such as the acquisition and development of our brand restaurants and the purchase of our common stock under our ongoing share repurchase program. Specific allocations of the proceeds for such purposes have not been made at this time.

DESCRIPTION OF DEBT SECURITIES

The following is a description of the general terms of the debt securities. We will provide specific terms of a series of debt securities and the extent to which these general provisions apply to that series in a supplement to this prospectus.

We may issue senior and subordinated debt securities. The senior debt securities are issued under an Indenture (the “Senior Indenture”), dated as of October 19, 1996, between us and U.S. Bank National Association (formerly, First Union National Bank), as Trustee (the “Trustee”). The subordinated debt securities are issued under a separate Indenture (the “Subordinated Indenture”) dated as of October 18, 1996, between us and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to in this prospectus as the “Indentures.” Copies of the Indentures are filed as exhibits to our registration statement No. 333-14141 and are incorporated into this prospectus by reference. The following summaries highlight some of the provisions of the Indentures but they may not contain all of the information that is important to you. Numerical references in parentheses below are to Articles and Sections of the Indentures. Except as otherwise indicated, the terms of the Indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the Indentures.

General

The Indentures do not limit the amount of debt securities that we may issue, and we may issue debt securities in one or more series. The debt securities will be unsecured. Unless otherwise specified in the prospectus supplement, the senior debt securities will be unsubordinated obligations of the Company and will rank equally with all of our other unsecured and unsubordinated indebtedness. Certain of our unsecured obligations may, however, under certain circumstances, become secured by mortgages as a result of negative pledge covenants applicable to such obligations while the senior debt securities remain unsecured. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement. In addition, we may, from time to time, without the consent of the registered holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued notes.

The prospectus supplement or the pricing supplement for each offering will specify whether the debt securities being offered will be senior debt securities or subordinated debt securities, and will provide the following terms, where applicable:

•       the title of the debt securities;

•       any limit on the aggregate principal amount of the debt securities;

•       the date or dates on which the principal and any premium of the debt securities will be payable;

•       the rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest; the date or dates from which interest will accrue;

•       the interest payment dates on which interest will be payable; and the record dates for such interest payment dates;

•       whether the debt securities are to be issued as original issue discount securities and the amount of discount with which the debt securities will be issued;

•       the place or places where payments will be made;

•       the terms of any redemption of the debt securities that we may make at our option;

•       the terms of our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or similar provisions or at the option of a holder;

•       if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•       if other than the principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•       any changes in any of the events of default or remedies with respect to the debt securities;

•       if the debt securities are non-interest bearing, the “stated intervals”;

•       the currency in which we will make payments on the debt securities; and

•       any other terms of the debt securities that do not conflict with the applicable Indenture. (Section 2.02)

We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Federal income tax consequences and other relevant considerations will be described in the applicable prospectus supplement.

Unless otherwise provided in the prospectus supplement for an offering, payments on the debt securities will be made at the offices of the Trustee in New York, New York and Charlotte, North Carolina, although we may make payments of interest by check mailed to the holders. (Sections 2.02, 4.01 and 4.02) Debt securities may be transferred or exchanged at the office or agency that we maintain for that purpose, subject to the limitations provided in the applicable Indenture, without any service charge except for any tax or governmental charges. (Section 2.06)

Any money that we pay for principal of (and premium, if any) or any interest on any debt security that remains unclaimed at the end of two years will be repaid to us on demand, and afterwards the holder of such debt security may look only to us for payment. (Section 12.05)

The Indenture and the debt securities will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.

Global Securities

If any debt securities are issuable in temporary or permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global security may obtain definitive debt securities. Payments on a permanent global debt security will be made in the manner described in the prospectus supplement. (Section 2.01)

Limitation on Liens Covenant in the Senior Indenture

The covenant described below applies with respect to any and all series of senior debt securities, unless we specify otherwise in the applicable prospectus supplement. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement.

For your reference, we have provided a list of definitions of the capitalized terms used in the covenant at the end of the description.

We will not, nor will we permit any Restricted Subsidiary to, issue or assume any debt for money borrowed if such debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances are called “mortgage” or “mortgages”) upon any Principal Property or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the senior debt securities, and at our option any other indebtedness of the Company or any Restricted Subsidiary ranking equally with the senior debt securities, are secured equally and ratably. These restrictions do not apply to debt secured by:

•       mortgages on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

•       mortgages on property existing at the time of its acquisition and certain purchase money mortgages;

•       mortgages securing debt of a Restricted Subsidiary owing to us or another Subsidiary;

•       mortgages on property of a corporation existing at the time it is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

•       mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

•       any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses.

Notwithstanding the above, we and one or more Restricted Subsidiaries may, without securing the senior debt securities, issue or assume secured debt if, after giving effect to the transaction, the aggregate of the secured debt then outstanding (not including secured debt permitted under the above exceptions) does not exceed 20% of the shareholders’ equity of us and our consolidated subsidiaries as of the end of the preceding fiscal year. The transfer of a Principal Property to a subsidiary or any third party will not be restricted. (Section 4.06)

The term “Principal Property” means all real property owned by us or any Restricted Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business we and our consolidated affiliates, as an entity, conduct. (Section 1.01)

The term “Restricted Subsidiary” means any subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns Principal Property and (iii) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of U.S. $1,000,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination. A “Restricted Subsidiary” does not include any subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our subsidiaries, or that we characterize as a temporary investment. (Section 1.01)

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the prospectus supplement, the following provisions apply to the subordinated debt securities.

The subordinated debt securities will, to the extent described in the Subordinated Indenture, be subordinate in right of payment to all of our indebtedness for borrowed money, whether now or in the future, which is not by its terms subordinate to our other indebtedness. However, senior indebtedness will not include amounts owed to our trade creditors in the ordinary course of business. At September 30, 2006, our aggregate amount of senior indebtedness was approximately $9.0 billion.

Except as provided under the Subordinated Indenture, if any one of the following events occurs, we will pay all principal, premium, if any, and interest on the senior indebtedness in full before we make any payment on the subordinated debt securities:

•       any insolvency or bankruptcy proceedings of our company, including any receivership reorganization or similar proceedings;

•       any proceedings for voluntary liquidation, dissolution or other winding up of our company, whether or not involving insolvency or bankruptcy proceedings; and

•       any series of subordinated debt securities is declared due and payable because of an occurrence of an event of default under the Subordinated Indenture.

The Subordinated Indenture does not limit the incurrence of additional senior indebtedness. The senior debt securities constitute senior indebtedness under the Subordinated Indenture.

The prospectus supplement may have further information regarding the subordination of the subordinated debt securities of a particular series.

Events of Default

The Indentures describe an event of default with respect to any series of debt securities as being any one of the following events:

•       default for 30 days in any payment of interest on such series;

•       default in any payment of principal of or premium, if any, on debt securities of such series when due (and continuance of such default for a period of 10 days in the case of subordinated debt securities);

•       default in the payment of any sinking fund payment on debt securities of such series when due (and continuance of such default for a period of 10 days in the case of subordinated debt securities);

•       default for 60 days, after appropriate notice, in performance of any other covenants in the Indentures (other than the limitation on liens covenant in the Senior Indenture and any other covenant included in the Indentures solely for the benefit of another series of debt securities), unless it cannot with due diligence be cured within the 60-day period due to causes beyond our control;

•       certain events of bankruptcy, insolvency or reorganization of our company; or

•       default in the performance of a particular covenant applicable to that series after appropriate notice and opportunity to cure the default.

The Senior Indenture defines a default for 120 days after appropriate notice in the performance of the limitation on liens covenant as an additional event of default with respect to the senior debt securities.

An event of default with respect to a particular series of debt securities issued under either of the Indentures does not necessarily constitute an event of default with respect to any other series of debt securities issued under the Indentures. If an event of default under first, second, third or sixth bulleted sentences above with respect to the Indentures is continuing with respect to any series of debt securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities may declare the principal amount (or, if the debt securities are original issue discount securities, the specified portion of the principal amount) of such series to be due and payable. In case an event of default under fourth or fifth bulleted sentences above with respect to the Indentures or with respect to the limitation on liens covenant of the Senior Indenture is continuing, the Trustee or holders of not less than 25% in aggregate principal amount of all the debt securities may declare the principal amount (or, if any debt securities are original issue discount securities, the specified portion of the principal amount) of the debt securities of all series to be due and payable. Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of those debt securities, except, in each case, a failure to pay principal of, or premium, if any, or interest on those debt securities. (Section 6.01; Section 6.07)

We are required to file an annual officers’ certificate with the Trustee concerning our compliance with the Indentures. (Section 4.05) Subject to the provisions of the Indentures relating to the duties of the Trustee, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of the holders of the debt securities unless the holders have offered the Trustee reasonable indemnity. (Sections 6.04 and 7.01) Subject to indemnification and other rights of the Trustee, the holders of a majority (voting as one class) in principal amount of each affected series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any of the Trustee’s trusts or powers. (Section 6.07)

Modification of the Indentures

We may enter into supplemental indentures with the Trustee without the consent of the holders of the debt securities to:

•       evidence the assumption by a successor corporation of our obligations;

•       add covenants for the protection of the holders of the debt securities;

•       add or change any of the provisions of the Indentures to permit or facilitate the issuance of debt securities of any series in bearer or coupon form;

•       cure any ambiguity or correct any inconsistency in the Indentures;

•       establish the form or terms of debt securities of any series as permitted by the terms of the Indentures; and

•       evidence the acceptance of appointment by a successor trustee. (Section 10.01)

With the consent of the holders of not less than 66 2/3% in aggregate principal amount of each affected series of debt securities, we may execute supplemental indentures with the Trustee to add provisions or change or eliminate any provision of the Indentures or modify the rights of the holders of those debt securities. However, no such supplemental indenture will, among other things (a) extend the fixed maturity of any debt security, or reduce the principal amount (including in the case of a discounted debt security the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of interest, or make the principal of, premium, if any, or interest, if any, payable in any coin or currency other than that provided in the debt security, without the consent of the holder of each affected debt security or (b) reduce the percentage of holders required to consent to the supplemental indenture, without the consent of the holder of each affected debt security. (Section 10.02)

Discharge of Indentures

We, at our option, (a) will be discharged from all obligations under the Indentures in respect of the debt securities of a series (except in each case for certain obligations to register the transfer or exchange of those debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including the limitation on liens covenant in the Senior Indenture) and will not be limited by any restrictions with respect to merger, consolidation or sales of assets with respect to those debt securities, in each case if we deposit with the Trustee, in trust, (x) money or (y) U.S. government obligations or a combination of (x) and (y) which will provide enough money to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, those debt securities when due. (Section 12.02) In order to select either option, we must provide the Trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of our exercising the option and will be subject to Federal income tax as if we had not exercised the option. (Section 12.02) In addition, we may also discharge our obligations with respect to a series of debt securities by depositing with the Trustee, in trust, enough money to pay at maturity or upon redemption all of the debt securities of such series, provided that all of the debt securities of such series are by their terms to become due and payable or called for redemption within one year. No opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge in these circumstances. Upon any discharge of debt securities described above, the holders of those debt securities may look solely to such trust fund, and not to us, for payments. (Sections 12.01 and 12.02)

Concerning the Trustee

We and our subsidiaries and affiliates maintain banking relationships (including the extension of credit) in the ordinary course of business with the Trustee. The Trustee is also trustee under other indentures under which we have issued other senior and subordinated debt securities.

PLAN OF DISTRIBUTION

We may offer debt securities in any of the following ways:

•       directly;

•       through agents;

•       through dealers; or

•       through one or more underwriters or a syndicate of underwriters in an underwritten offering.

We will describe how a particular offering of debt securities will be made, including the names of any underwriters, the purchase price of the securities, the proceeds of the offering and any underwriters’ discounts or commissions, in the prospectus supplement or pricing supplement for the offering.

If we use underwriters or dealers in the sale, the underwriters or dealers will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer debt securities to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters must purchase all of such debt securities if they buy any of them. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

We may also sell debt securities directly or through designated agents. Any agent involved in the offer or sale of debt securities will be named, and any commissions payable by us to such agent will be described, in the applicable prospectus supplement or pricing supplement. Unless otherwise indicated, an agent will act on a best efforts basis for the period of its appointment.

Any underwriters, dealers or agents participating in the distribution of debt securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Agents and underwriters may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These delayed delivery contracts will be subject only to those conditions described in the relevant prospectus supplement, and the prospectus supplement will describe the commissions payable for the solicitation.

LEGAL MATTERS

Gloria Santona, our Corporate Executive Vice President, General Counsel and Secretary will pass on the legality of the debt securities being offered by us. Ms. Santona is a full-time employee of ours and owns shares of our common stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of our common stock.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2005, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission (the “SEC”) relating to the debt securities. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580 in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s Web site at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC Web site into this prospectus).

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC (file number 1-5231) (other than information in the documents or filings that is deemed not to be filed):

•       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 27, 2006;

•       Our Quarterly Reports on Form 10-Q for the quarters ended:

•        March 31, 2006, filed with the SEC on May 9, 2006;

•        June 30, 2006, filed with the SEC on August 4, 2006;

•        September 30, 2006, filed with the SEC on November 3, 2006; and

•       Our Current Reports on Form 8-K filed with the SEC on:

•        December 12, 2006

•        November 14, 2006

•        October 19, 2006

•        October 12, 2006

•        October 6, 2006

•        October 5, 2006

•        October 4, 2006

•        October 3, 2006

•        September 13, 2006

•        September 8, 2006

•        September 1, 2006

•        August 24, 2006

•        August 8, 2006

•        July 25, 2006

•        July 20, 2006

•        June 8, 2006

•        May 31, 2006

•        May 10, 2006

•        April 27, 2006

•        April 21, 2006

•        April 13, 2006

•        March 28, 2006

•        March 9, 2006

•        February 9, 2006

•        January 30, 2006 (only the matter disclosed under Item 5.03 therein)

•        January 24, 2006

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we or any underwriters sell all of the securities covered by this registration statement shall be deemed to be incorporated by reference in this prospectus from the date such documents are filed  (other than information in the documents or filings that is deemed not to be filed).

We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to: McDonald’s Investor Relations Service Center, McDonald’s Corporation, Kroc Drive, Oak Brook, Illinois 60523, telephone: (630) 623-7428.

McDonald’s Corporation

Medium-Term Notes Due from 1 Year to 60 Years from Date of Issue

PROSPECTUS SUPPLEMENT

Citigroup

ABN AMRO Incorporated

Banc of America Securities LLC

Barclays Capital

BNP PARIBAS

Goldman, Sachs & Co.

HSBC

ING Financial Markets

JPMorgan

Merrill Lynch & Co.

Morgan Stanley

RBC Capital Markets

RBS Greenwich Capital

Scotia Capital

SOCIETE GENERALE

SunTrust Robinson Humphrey

Wachovia Securities

WestLB AG

December 15, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth all expenses in connection with the issuance and distribution of the debt securities being registered. All the amounts are estimated, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$(1)
Fees and expenses of accountants (2)	30,000
Fees and expenses of counsel (2)	100,000
Fees and expenses of Trustee and agents (2)	10,000
Printing and engraving expenses (2)	25,000
Rating agency fees (2)	50,000
Miscellaneous (2)	10,000
Total	225,000

(1)          This registration statement relates to the registration of debt securities having an indeterminate maximum aggregate principal amount. Payment of the registration fee has been deferred and will be calculated and paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act.

(2)          Estimated amounts of fees and expenses to be incurred in connection with the registration of the debt securities pursuant to this registration statement. The actual amounts of fees and expenses will be determined from time to time. As the amount of the debt securities to be issued and distributed pursuant to this registration statement is indeterminate, the fees and expenses of such issuance cannot be determined or estimated at this time.

Item 15.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

Article V of our By-Laws provides that we shall indemnify and hold harmless each director and officer to the fullest extent permitted under the GCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses as well as liabilities and losses incurred by directors and officers. The Board of Directors has the authority by resolution to provide for other indemnification of directors and officers as it deems appropriate.

The By-Laws further provide that we may maintain insurance at our expense to protect any director or officer against any expenses, liabilities or losses, whether or not we would have the power to indemnify such director or officer against such expenses, liabilities or losses under the GCL. Pursuant to this provision, we maintain insurance against any liability incurred by our directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Item 16.                 List of Exhibits.

1	(a)	Form of Distribution Agreement.
4	(a)	Senior Debt Securities Indenture between McDonald’s Corporation and U.S. Bank National Association, as Trustee (including form of Senior Debt Security).*
	(b)	Subordinated Debt Securities Indenture between McDonald’s Corporation and U.S. Bank National Association, as Trustee (including form of Subordinated Debt Security).*
	(c)	Supplemental Indenture No. 8 dated December 15, 2006 between McDonald’s Corporation and U.S. Bank National Association, as Trustee.
	(d)	Form of Series I Fixed Rate Registered Note (included as Exhibit A to the Supplemental Indenture dated December 15, 2006, filed as Exhibit 4(c) to this Registration Statement).
	(e)	Form of Series I Floating Rate Registered Note (included as Exhibit B to the Supplemental Indenture dated December 15, 2006, filed as Exhibit 4(c) to this Registration Statement).
5		Opinion of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of the Company
12		Statement re computation of ratios of earnings to fixed charges
23	(a)	Consent of Ernst & Young LLP, independent registered public accounting firm.
23	(b)	Consent of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of the Company is included in Exhibit 5.
24		Power of Attorney (set forth on page II-5 of this Registration Statement).
25		Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association, as Trustee.

*                    Exhibits 4(a) and 4(b) were previously filed as Exhibits 4(a) and 4(b) of the Company’s Registration Statement on Form S-3 (File No. 333-14141) as filed October 15, 1996 and are incorporated by reference herein.

Item 17.                 Undertakings.

The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

        (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(e)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)    That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, and State of Illinois, on the 15th day of December, 2006.

MCDONALD’S CORPORATION
By	/s/ MATTHEW H. PAULL
Matthew H. Paull
Corporate Senior Executive Vice President and
Chief Financial Officer

Each person whose signature appears below constitutes and appoints James A. Skinner, Matthew H. Paull, Michael D. Richard, Gloria Santona, Robert L. Switzer and Denise A. Horne, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 15th day of December, 2006.

Signature	Title
/s/ HALL ADAMS, JR.	Director
Hall Adams, Jr.
/s/ EDWARD A. BRENNAN	Director
Edward A. Brennan
/s/ ROBERT A. ECKERT	Director
Robert A. Eckert
/s/ ENRIQUE HERNANDEZ, JR.	Director
Enrique Hernandez, Jr.

/s/ JEANNE P. JACKSON	Director
Jeanne P. Jackson
/s/ RICHARD H. LENNY	Director
Richard H. Lenny
/s/ WALTER E. MASSEY	Director
Walter E. Massey
/s/ ANDREW J. MCKENNA	Chairman of the Board and Director
Andrew J. McKenna
/s/ CARY D. MCMILLAN	Director
Cary D. McMillan
/s/ MATTHEW H. PAULL	Corporate Senior Executive Vice
Matthew H. Paull	President and Chief Financial Officer
/s/ SHEILA A. PENROSE	Director
Sheila A. Penrose
/s/ DAVID M. POJMAN	Corporate Senior Vice President—
David M. Pojman	Controller
/s/ JOHN W. ROGERS, JR.	Director
John W. Rogers, Jr.
/s/ JAMES A. SKINNER	Vice Chairman, Chief Executive Officer
James A. Skinner	and Director
/s/ ROGER W. STONE	Director
Roger W. Stone

EXHIBIT INDEX

Exhibit No.		Description
1	(a)	Form of Distribution Agreement.
4	(a)	Senior Debt Securities Indenture between McDonald’s Corporation and U.S. Bank National Association, as Trustee (including form of Senior Debt Security).*
	(b)	Subordinated Debt Securities Indenture between McDonald’s Corporation and U.S. Bank National Association, as Trustee (including form of Subordinated Debt Security).*
	(c)	Supplemental Indenture No. 8 dated December 15, 2006 between McDonald’s Corporation and U.S. Bank National Association, as Trustee.
	(d)	Form of Series I Fixed Rate Registered Note (included as Exhibit A to the Supplemental Indenture dated December 15, 2006, filed as Exhibit 4(c) to this Registration Statement).
	(e)	Form of Series I Floating Rate Registered Note (included as Exhibit B to the Supplemental Indenture dated December 15, 2006, filed as Exhibit 4(c) to this Registration Statement).
5		Opinion of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of the Company.
12		Statement re computation of ratios of earnings to fixed charges.
23	(a)	Consent of Ernst & Young LLP, independent registered public accounting firm.
23	(b)	Consent of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of the Company is included in Exhibit 5.
24		Power of Attorney (set forth on page II-5 of this Registration Statement).
25		Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association, as Trustee.

*                    Exhibits 4(a) and 4(b) were previously filed as Exhibits 4(a) and 4(b) of the Company’s Registration Statement on Form S-3 (File No. 333-14141) as filed October 15, 1996 and are incorporated by reference herein.